EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                         TO CERTIFICATE OF INCORPORATION
                         OF CASTLE DENTAL CENTERS, INC.


        Castle Dental Centers, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("Company"), does hereby certify:

        FIRST: That the Board of Directors of the Company, at a meeting held on ____ __, 1996, adopted the following resolutions, proposing and declaring advisable and in the best interests of the Company the amendment to the Certificate of Incorporation of the Company set forth in such resolutions, and directed that the same be submitted to the stockholders of the Company for approval:

                RESOLVED, that it is hereby proposed that the Certificate of Incorporation of the Company (the "Certificate") be amended to change the number of authorized shares of the Company by amending Paragraph 1 of Article IV in its entirety to read as follows:

                "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 35,000,000 shares, par value $.001 per share, consisting of 30,000,000 shares of Common Stock (the "Common Stock") and 5,000,000 shares of Preferred Stock (the "Preferred Stock") of which 1,244,737 shares of Preferred Stock shall be designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock").

               (a) Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors, each of said series to be distinctly designated. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such series may differ from those of any and all other series of Preferred Stock at any time outstanding, and the Board of Directors is hereby expressly granted authority to fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each such series, including but without limiting the generality of the foregoing, the following:

               (1) The distinctive designation of, and the number of shares of Preferred Stock that shall constitute, such series, which number (except where otherwise provided by the Board of Directors in the resolution establishing such series) may be increased or decreased (but not below the number of shares of such series then outstanding) from time to time by like action of the Board of Directors;

               (2) The rights in respect of dividends, if any, of such series of Preferred Stock, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes or any other series of the same or other class or classes of capital stock of the corporation and whether such dividends shall be cumulative or noncumulative;

               (3) The right, if any, of the holders of such series of Preferred Stock to convert the same into, or exchange the same for, shares of any other class or classes or of any other series of the same or any other class or classes of capital stock of the corporation, and the terms and conditions of such conversion or exchange;

               (4) Whether or not shares of such series of Preferred Stock shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions on which, shares of such series of Preferred Stock may be redeemed;

               (5) The rights, if any, of the holders of such series of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding-up of the corporation or in the event of any merger or consolidation of or sale of assets by the corporation;

               (6) The terms of any sinking fund or redemption or repurchase or purchase account, if any, to be provided for shares of such series of Preferred Stock;

               (7) The voting powers, if any, of the holders of any series of Preferred Stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share, and which may, without limiting the generality of the foregoing, include the right, voting as a series of Preferred Stock as a class, to elect one or more directors of the corporation generally or under such specific circumstances and on such conditions, as shall be provided in the resolution or resolutions of the Board of Directors adopted pursuant hereto, including, without limitation, in the event there shall have been a default in the payment of dividends on or redemption of any one or more series of Preferred Stock; and

               (8) Such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as the Board of Directors shall determine.

        ; and further

        RESOLVED, that it is hereby proposed that the Certificate be further amended to eliminate stockholder action without a meeting after an underwritten public offering of the Corporation's Common Stock by adding
        Article XI as set forth below:

               NO STOCKHOLDER ACTION BY WRITTEN CONSENT. Subsequent to a firm commitment underwritten public offering of the Corporation's Common Stock in which gross proceeds equal or exceed $25 million before deducting underwriters' discounts and other expenses of the offering, any action required or permitted to be taken by the Stockholders must be effected at a duly called annual or special meeting of Stockholders and may not be effected without such a meeting by any consent in writing by such holders.

        ; and further

        SECOND: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, Castle Dental Centers, Inc. has caused this Certificate of Amendment to be signed by Jack H. Castle, Jr., its Chairman, this 28th day of August, 1996.

                                            CASTLE DENTAL CENTERS, INC.

                                       By: JACK H. CASTLE, JR.
                                           Jack H. Castle, Jr.
                                           Chairman